Linked to the Least Performing of the Common Stock of the Boeing Company, the Common Stock of Qualcomm Incorporated and the Common Stock of Caterpillar Inc.

•	Approximate 3 year term if not called prior to maturity.
•	Payments on the Notes will depend on the individual performance of the Common Stock of the Boeing Company, the Common Stock of Qualcomm Incorporated and the Common Stock of Caterpillar Inc. (each an “Underlying Stock”).
•	Contingent coupon rate of 13.00% per annum (3.250% per quarter) payable quarterly if the Closing Market Price of each Underlying Stock on the applicable Observation Date is greater than or equal to 60% of its Starting Value.
•	Beginning in August 2019, automatically callable quarterly for an amount equal to the principal amount plus the relevant contingent coupon if the Closing Market Price of each Underlying Stock is greater than or equal to 95% of its Starting Value on any Observation Date, (other than the final Observation Date).
•	Assuming the Notes are not called prior to maturity, if any Underlying Stock declines by more than 40% from its Starting Value, the investor will receive a 1:1 downside, with up to 100% of the principal at risk; otherwise, investors will receive the principal amount and, if payable, the applicable contingent coupon.
•	All payments on the Notes are subject to the credit risk of BofA Finance LLC (“BofA Finance”) and Bank of America Corporation (“BAC” or the “Guarantor”).
•	The Notes priced on May 28, 2019, will issue on May 31, 2019 and will mature on June 3, 2022. The Notes will not be listed on any securities exchange.
•	CUSIP No. 09709TQV6

The initial estimated value of the Notes as of the pricing date is $930.00 per Note, which is less than the public offering price listed below. Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page PS-8 of this pricing supplement, page PS-5 of the accompanying product supplement, page S-4 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus. See “Risk Factors” beginning on page PS-8 of this pricing supplement and “Structuring the Notes” on page PS-20 of this pricing supplement for additional information. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price (1)	Underwriting discount (1)	Proceeds, before expenses, to BofA Finance
Per Note	$1,000.00	$32.50	$967.50
Total	$941,000.00	$30,582.50	$910,417.50

(1) Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $967.50 per note.

The Notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Selling Agent

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the Common Stock of the Boeing Company, the Common Stock of Qualcomm Incorporated and the Common Stock of Caterpillar Inc.

Terms of the Notes

The Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the Common Stock of the Boeing Company, the Common Stock of Qualcomm Incorporated and the Common Stock of Caterpillar Inc. (the “Notes”) provide a quarterly Contingent Coupon Payment of $32.50 on the applicable Contingent Payment Date if, on any quarterly Observation Date, the Observation Value of each Underlying Stock is greater than or equal to its Coupon Barrier. Beginning in August 2019, if the Observation Value of each Underlying Stock is greater than or equal to 95% of its Starting Value, rounded to two decimal places, on any Observation Date (other than the final Observation Date), the Notes will be automatically called, in whole but not in part, at 100% of the principal amount, together with the relevant Contingent Coupon Payment. No further amounts will be payable following an Automatic Call. If the Notes are not automatically called and the Least Performing Underlying Stock declines by more than 40.00% from its Starting Value, there is full exposure to declines in the Least Performing Underlying Stock, and you will lose a significant portion or all of your investment in the Notes. Otherwise, you will receive the principal amount and, if payable, the final Contingent Coupon Payment. The Notes are not traditional debt securities and it is possible that the Notes will not pay any Contingent Coupon Payments, and you may lose some or all of your principal amount at maturity. Any payments on the Notes will be calculated based on the $1,000 principal amount per Note and will depend on the performance of the Underlying Stocks, subject to our and BAC’s credit risk.

Issuer:	BofA Finance
Guarantor:	BAC
Denominations:	The Notes will be issued in minimum denominations of $1,000 and whole multiples of $1,000 in excess thereof.
Term:	Approximately three years, unless previously automatically called.
Underlying Stocks:	The Common Stock of the Boeing Company (NYSE symbol: “BA”), the Common Stock of Qualcomm Incorporated (Nasdaq Global Select Market symbol: “QCOM”) and the Common Stock of Caterpillar Inc. (NYSE symbol: “CAT”).
Pricing Date:	May 28, 2019
Issue Date:	May 31, 2019
Valuation Date:	May 31, 2022, subject to postponement as described under “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” on page PS-19 of product supplement STOCK-1. If the Valuation Date is not a business day, the Valuation Date will be postponed to the next business day.
Maturity Date:	June 3, 2022
Starting Value:	BA: $354.88 QCOM: $65.37 CAT: $121.59
Observation Value:	With respect to each Underlying Stock, its Closing Market Price on the applicable Observation Date, multiplied by its Price Multiplier as of that day.
Ending Value:	With respect to each Underlying Stock, its Closing Market Price on the Valuation Date, multiplied by its Price Multiplier as of that day.
Coupon Barrier:

BA: $212.93, which is 60% of its Starting Value (rounded to two decimal places).

QCOM: $39.22, which is 60% of its Starting Value (rounded to two decimal places).

CAT: $72.95, which is 60% of its Starting Value (rounded to two decimal places).

Threshold Value:

BA: $212.93, which is 60% of its Starting Value (rounded to two decimal places).

QCOM: $39.22, which is 60% of its Starting Value (rounded to two decimal places).

CAT: $72.95, which is 60% of its Starting Value (rounded to two decimal places).

Price Multiplier:	With respect to each Underlying Stock, 1, subject to adjustment for certain corporate events relating to that Underlying Stock described in the product supplement under “Description of the Notes—Anti-Dilution Adjustments.”
Contingent Coupon Payment:	If, on any quarterly Observation Date, the Observation Value of each Underlying Stock is greater than or equal to its Coupon Barrier, we will pay a Contingent Coupon Payment of $32.50 per $1,000 in principal amount (equal to a rate of 3.250% per quarter or 13.00% per annum) on the applicable Contingent Payment Date.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-2

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the Common Stock of the Boeing Company, the Common Stock of Qualcomm Incorporated and the Common Stock of Caterpillar Inc.

Automatic Call:	Beginning in August 2019, all (but not less than all) of the Notes will be automatically called if the Observation Value of each Underlying Stock is greater than or equal to 95% of its Starting Value, rounded to two decimal places, on any Observation Date, (other than the final Observation Date). If the Notes are automatically called, the Early Redemption Amount will be paid on the applicable Contingent Payment Date. No further amounts will be payable following an Automatic Call.
Early Redemption Amount:	For each $1,000 principal amount of Notes, $1,000 plus the applicable Contingent Coupon Payment.
Redemption Amount:

If the Notes have not been automatically called prior to maturity, the Redemption Amount per $1,000 principal amount of the Notes will be:

a)        If the Ending Value of the Least Performing Underlying Stock is greater than or equal to its Threshold Value:

$1,000; plus, if the Ending Value of the Least Performing Underlying Stock is greater than its Coupon Barrier, the final Contingent Coupon Payment.

      b)       If the Ending Value of the Least Performing Underlying Stock is less than its Threshold Value:

$1,000 + ($1,000 x the Underlying Stock Return of the Least Performing Underlying Stock)

In this case, the Redemption Amount will be less than 60% of the principal amount and could be zero.

Observation Dates:	As set forth on page PS-4.
Contingent Payment Dates:	As set forth on page PS-4.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agent:	BofAS
CUSIP:	09709TQV6
Underlying Stock Return:	With respect to each Underlying Stock,
Events of Default and Acceleration:	If an Event of Default, as defined in the senior indenture and in the section entitled “Events of Default and Rights of Acceleration” beginning on page 35 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “—Redemption Amount,” calculated as though the date of acceleration were the maturity date of the Notes and as though the final Observation Date were the third trading day prior to the date of acceleration. We will also determine whether the final Contingent Coupon Payment is payable based upon the prices of the Underlying Stocks on the deemed final Observation Date; any such final Contingent Coupon Payment will be prorated by the calculation agent to reflect the length of the final contingent payment period. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.
Least Performing Underlying Stock:	The Underlying Stock with the lowest Underlying Stock Return.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-3

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the Common Stock of the Boeing Company, the Common Stock of Qualcomm Incorporated and the Common Stock of Caterpillar Inc.

Observation Dates and Contingent Payment Dates

Observation Dates*	Contingent Payment Dates**
August 28, 2019	September 3, 2019
November 29, 2019	December 4, 2019
February 28, 2020	March 4, 2020
May 28, 2020	June 2, 2020
August 28, 2020	September 2, 2020
November 30, 2020	December 3, 2020
March 1, 2021	March 4, 2021
May 28, 2021	June 3, 2021
August 30, 2021	September 2, 2021
November 29, 2021	December 2, 2021
February 28, 2022	March 3, 2022
May 31, 2022 ( the “Valuation Date”)	June 3, 2022 ( the “Maturity Date”)

* The Observation Dates are subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” on page PS-19 of the accompanying product supplement STOCK-1. If an Observation Date is not a business day, such Observation Date will be postponed to the next business day.

** Postponement of a quarterly Observation Date will not cause the postponement of the Contingent Payment Date relating to such Observation Date.

Any payments on the Notes depend on the credit risk of BofA Finance, as issuer, and BAC, as guarantor, and on the performance of the Underlying Stocks. The economic terms of the Notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked Notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charges described below (see “Risk Factors” beginning on page PS-8), reduced the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you pay to purchase the Notes is greater than the initial estimated value of the Notes as of the pricing date.

The initial estimated value of the Notes as of the date of this pricing supplement is set forth on the cover page of this pricing supplement. For more information about the initial estimated value and the structuring of the Notes, see “Risk Factors” beginning on page PS-8 and “Structuring the Notes” on page PS-20.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-4

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the Common Stock of the Boeing Company, the Common Stock of Qualcomm Incorporated and the Common Stock of Caterpillar Inc.

Contingent Coupon Payment and Redemption Amount Determination

On each Contingent Payment Date, you may receive a Contingent Coupon Payment determined as follows:

Assuming the Notes have not been automatically called, on the Maturity Date, you will receive a cash payment per Note determined as follows:

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-5

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the Common Stock of the Boeing Company, the Common Stock of Qualcomm Incorporated and the Common Stock of Caterpillar Inc.

Total Contingent Coupon Payment Examples

The table below illustrates the total hypothetical Contingent Coupon Payments per $1,000 in principal amount over the term of the Notes, based on the Contingent Coupon Payment of $32.50 per Note, depending on how many Contingent Coupon Payments are payable prior to an Automatic Call or maturity. Depending on the performance of the Underlyings, you may not receive any Contingent Coupon Payments during the term of the Notes.

Number of Contingent Coupon Payments	Total Contingent Coupon Payments
0	$0.00
1	$32.50
2	$65.00
3	$97.50
4	$130.00
5	$162.50
6	$195.00
7	$227.50
8	$260.00

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-6

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the Common Stock of the Boeing Company, the Common Stock of Qualcomm Incorporated and the Common Stock of Caterpillar Inc.

Hypothetical Payout Profile and Examples of Payments at Maturity

Contingent Income Auto-Callable Yield Notes® Table

The following table is for purposes of illustration only. It assumes the Notes have not been automatically called prior to maturity and are based on hypothetical values and show hypothetical returns on the Notes. They illustrate the calculation of the Redemption Amount and total return based on a hypothetical Starting Value of 100, a hypothetical Coupon Barrier of 60 for the Least Performing Underlying Stock, a hypothetical Threshold Value of 60 for the Least Performing Underlying Stock, the Contingent Coupon Payment of $32.50 per Note and a range of hypothetical Ending Values of the Least Performing Underlying Stock. The actual amount you receive and the resulting total return will depend on the actual Starting Values, Coupon Barriers, Threshold Values, Observation Values and Ending Values of the Underlying Stocks, the actual Contingent Coupon Payment, whether the Notes are automatically called prior to maturity, and whether you hold the Notes to maturity. The following examples do not take into account any tax consequences from investing in the Notes.

For recent actual prices of the Underlying Stocks, see “The Underlying Stocks” section below. The Ending Value of each Underlying Stock will not include any income generated by dividends paid on that Underlying Stock, which you would otherwise be entitled to receive if you invested in those Underlying Stocks directly. In addition, all payments on the Notes are subject to issuer and guarantor credit risk.

Ending Value of the Least Performing Underlying Stock	Underlying Stock Return of the Least Performing Underlying Stock	Redemption Amount per Note	Return on the Notes(1)
160.00	60.00%	$1,032.50(2)	3.250%
150.00	50.00%	$1,032.50	3.250%
140.00	40.00%	$1,032.50	3.250%
130.00	30.00%	$1,032.50	3.250%
120.00	20.00%	$1,032.50	3.250%
110.00	10.00%	$1,032.50	3.250%
105.00	5.00%	$1,032.50	3.250%
102.00	2.00%	$1,032.50	3.250%
100.00(3)	0.00%	$1,032.50	3.250%
90.00	-10.00%	$1,032.50	3.250%
80.00	-20.00%	$1,032.50	3.250%
70.00	-30.00%	$1,032.50	3.250%
65.00	-35.00%	$1,032.50	3.250%
60.00(4)	-40.00%	$1,032.50	3.250%
59.99	-40.01%	$599.90	-40.010%
50.00	-50.00%	$500.00	-50.000%
0.00	-100.00%	$0.00	-100.000%
(1)	The “Return on the Notes” is calculated based on the Redemption Amount and potential final Contingent Coupon Payment of $32.50, not including any Contingent Coupon Payments paid prior to maturity.
(2)	This amount represents the sum of the principal amount and the final Contingent Coupon Payment.
(3)	The hypothetical Starting Value of 100 used in the table above has been chosen for illustrative purposes only. The actual Starting Value for each Underlying Stock is set forth on PS-2 above.
(4)	This is the hypothetical Coupon Barrier and Threshold Value of the Least Performing Underlying Stock.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-7

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the Common Stock of the Boeing Company, the Common Stock of Qualcomm Incorporated and the Common Stock of Caterpillar Inc.

Risk Factors

Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-5 of product supplement STOCK-1, page S-4 of the Series A MTN prospectus supplement and page 7 of the prospectus identified below.

•	Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not called and the Ending Value of any Underlying Stock is less than its Threshold Value, you will lose 1% of the principal amount for each 1% that the Ending Value of the Least Performing Underlying Stock is less than its Starting Value. In that case, you will lose a significant portion or all of your investment in the Notes.
•	Your return on the Notes is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Notes. Your return on the Notes is limited to the Contingent Coupon Payments paid over the term of the Notes, regardless of the extent to which the Ending Value of any Underlying Stock exceeds its Starting Value. Similarly, the amount payable at maturity or upon an Automatic Call will never exceed the sum of the principal amount and the applicable Contingent Coupon Payment, regardless of the extent to which the Observation Value of any Underlying Stock exceeds its Starting Value. In contrast, a direct investment in one or more of the Underlying Stocks would allow you to receive the benefit of any appreciation in their prices. Thus, any return on the Notes will not reflect the return you would realize if you actually owned shares of an Underlying Stock and received the dividends paid or distributions made on them.
•	The Notes are subject to a potential Automatic Call, which would limit your ability to receive the Contingent Coupon Payments over the full term of the Notes. The Notes are subject to a potential Automatic Call. Beginning in August 2019, the Notes will be automatically called if, on any Observation Date (other than the final Observation Date), the Observation Value of each Underlying Stock is greater than or equal to 95% of its Starting Value, rounded to two decimal places. If the Notes are automatically called, you will be entitled to receive the principal amount and the Contingent Coupon Payment with respect to the applicable Observation Date. In this case, you will lose the opportunity to continue to receive Contingent Coupon Payments after the date of the Automatic Call. If the Notes are called prior to the maturity date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes.
•	You may not receive any Contingent Coupon Payments. The Notes do not provide for any regular fixed coupon payments. Investors in the Notes will not necessarily receive any Contingent Coupon Payments on the Notes. If the Observation Value of any Underlying Stock is less than its Coupon Barrier on an Observation Date, you will not receive the Contingent Coupon Payment applicable to that Observation Date. If the Observation Value of any Underlying Stock is less than its Coupon Barrier on all the Observation Dates during the term of the Notes, you will not receive any Contingent Coupon Payment during the term of the Notes, and will not receive a positive return on the Notes.
•	Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Notes, the Contingent Coupon Payment (if any) may be less than the yield on a conventional debt security of comparable maturity.
•	Any payments on the Notes are subject to the credit risk of BofA Finance and the Guarantor, and actual or perceived changes in BofA Finance or the Guarantor’s creditworthiness are expected to affect the value of the Notes. The Notes are our senior unsecured debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of the Early Redemption Amount or the Redemption Amount at maturity, as applicable, will be dependent upon our ability and the ability of the Guarantor to repay our obligations under the Notes on the maturity date, regardless of the Ending Value of the Least Performing Underlying Stock as compared to its Starting Value.
•	We are a finance subsidiary and, as such, will have limited assets and operations. We are a finance subsidiary of BAC and will have no assets, operations or revenues other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor. As a finance subsidiary, to meet our obligations under the Notes, we are dependent upon payment or contribution of funds and/or repayment of outstanding loans from the Guarantor and/or its other subsidiaries. Therefore, our ability to make payments on the Notes may be limited.
•	The public offering price you pay for the Notes exceeds their initial estimated value. The initial estimated value of the Notes that is provided on the cover of this pricing supplement is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the prices of the Underlying Stocks, the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-8

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the Common Stock of the Boeing Company, the Common Stock of Qualcomm Incorporated and the Common Stock of Caterpillar Inc.

charges, all as further described in "Structuring the Notes" below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

•	The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying Stocks, our and BAC’s creditworthiness and changes in market conditions.
•	We cannot assure you that a trading market for your Notes will ever develop or be maintained. We will not list the Notes on any securities exchange. We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.
•	The Contingent Coupon Payment or Redemption Amount, as applicable, will not reflect the prices of the Underlying Stocks other than on the Observation Dates or the Valuation Date, as applicable. The prices of the Underlying Stocks during the term of the Notes other than on the Observation Dates will not affect payments on the Notes. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlyings while holding the Notes. The calculation agent will determine whether each Contingent Coupon Payment is payable and calculate the Contingent Coupon Payment or the Redemption Amount, as applicable, by comparing only the Starting Value, the Coupon Barrier or the Threshold Value, as applicable, to the Observation Value or the Ending Value for each Underlying Stock. No other prices of the Underlying Stocks will be taken into account. As a result, if the Notes are not automatically called prior to maturity, you will receive less than the principal amount at maturity even if the price of each Underlying Stock has increased at certain times during the term of the Notes before the Least Performing Underlying Stock decreases to a price that is less than its Threshold Value as of the Valuation Date.
•	Because the Notes are linked to the least performing (and not the average performance) of the Underlying Stocks, you may not receive any return on the Notes and may lose some or all of your principal amount even if the Observation Value or Ending Value of one Underlying Stock is always greater than or equal to its Coupon Barrier or its Threshold Value, as applicable. Your Notes are linked to the least performing of the Underlying Stocks, and a change in the price of one Underlying Stock may not correlate with changes in the price of the other Underlying Stock(s). The Notes are not linked to a basket composed of the Underlying Stocks, where the depreciation in the price of one Underlying Stock could be offset to some extent by the appreciation in the price of the other Underlying Stock(s). In the case of the Notes, the individual performance of each Underlying Stock would not be combined, and the depreciation in the price of one Underlying Stock would not be offset by any appreciation in the price of the other Underlying Stock(s). Even if the Observation Value of an Underlying Stock is at or above its Coupon Barrier on an Observation Date, you will not receive the Contingent Coupon Payment with respect to that Observation Date if the Observation Value of the Least Performing Underlying Stock is below its Coupon Barrier on that day. In addition, even if the Ending Value of an Underlying Stock is at or above its Threshold Value, you will lose a portion of your principal if the Ending Value of the Least Performing Underlying Stock is below its Threshold Value.
•	Trading and hedging activities by us, the Guarantor and any of our other affiliates may create conflicts of interest with you and may affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, may buy or sell shares of the Underlying Stocks, or futures or options contracts on those securities, or other listed or over-the-counter derivative instruments linked to the Underlying Stocks. We, the Guarantor or one or more of our other affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. These transactions may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management and may affect the prices of the Underlying Stocks in a manner that could be adverse to your investment in the Notes. On or before the pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf (including for the purpose of hedging anticipated exposures), may affect the prices of the Underlying Stocks. Consequently, the prices of the Underlying Stocks may change subsequent to the pricing date, adversely affecting the market value of the Notes.

We, the Guarantor or one or more of our other affiliates, including BofAS, may also engage in hedging activities that could affect the prices of the Underlying Stocks on the pricing date. In addition, these activities may decrease the market value of your Notes prior to maturity, and may affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the Notes and may hold or resell the Notes. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the prices of the Underlying Stocks, the market value of your Notes prior to maturity or the amounts payable on the Notes.

•	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes, including whether the Notes will be automatically called and the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.
•	The terms of the Notes will not be adjusted for all corporate events that could affect an issuer of an Underlying Stock. The Price Multiplier, the determination of the payments on the Notes, and other terms of the Notes may be adjusted for the specified corporate events affecting any Underlying Stock, as described in the section entitled “Description of the Notes—Anti-Dilution Adjustments” on page PS-21 of product supplement STOCK-1. However, these adjustments do not cover all corporate events that could affect the market price of an Underlying

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-9

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the Common Stock of the Boeing Company, the Common Stock of Qualcomm Incorporated and the Common Stock of Caterpillar Inc.

Stock, such as offerings of common shares for cash or in connection with certain acquisition transactions. The occurrence of any event that does not require the calculation agent to adjust the applicable Price Multiplier or the amounts that may be paid on the Notes at maturity may adversely affect the price of an Underlying Stock, and, as a result, the market value of the Notes.

•	The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. Under the terms of the Notes, you will have agreed with us to treat the Notes as contingent income-bearing single financial contracts, as described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-10

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the Common Stock of the Boeing Company, the Common Stock of Qualcomm Incorporated and the Common Stock of Caterpillar Inc.

The Underlying Stocks

We have derived the following information from publicly available documents. None of us, the Guarantor, BofAS or any of our other affiliates has independently verified the accuracy or completeness of the following information.

Because each Underlying Stock is registered under the Securities Exchange Act of 1934, the company issuing each Underlying Stock (each, an “Underlying Company” and, together, the “Underlying Companies”) is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located through the SEC’s web site at sec.gov by reference to the applicable CIK number set forth below.

This document relates only to the Notes and does not relate to any Underlying Stock or to any other securities of the Underlying Companies. None of us, the Guarantor, BofAS or any of our other affiliates has participated or will participate in the preparation of the Underlying Companies’ publicly available documents. None of us, the Guarantor, BofAS or any of our other affiliates has made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the Notes. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure or failure to disclose material future events concerning an Underlying Company could affect the price of the applicable Underlying Stock and therefore could affect your return on the Notes. The selection of the Underlying Stocks is not a recommendation to buy or sell the Underlying Stocks.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-11

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the Common Stock of the Boeing Company, the Common Stock of Qualcomm Incorporated and the Common Stock of Caterpillar Inc.

The Boeing Company

Alphabet Inc. is an aerospace company. This Underlying Stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “BA.” The company’s CIK number is 0000012927.

The following table shows the quarterly high and low Closing Market Prices of the shares of this Underlying Stock on its primary exchange from the first quarter of 2008 through May 28, 2019. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

	High ($)	Low ($)
2008
First Quarter	86.98	72.45
Second Quarter	87.07	65.72
Third Quarter	69.26	55.47
Fourth Quarter	56.62	37.11
2009
First Quarter	46.31	29.36
Second Quarter	52.83	35.44
Third Quarter	54.62	39.04
Fourth Quarter	56.05	47.22
2010
First Quarter	74.11	56.18
Second Quarter	75.59	60.11
Third Quarter	69.69	60.76
Fourth Quarter	71.66	62.50
2011
First Quarter	73.93	66.40
Second Quarter	79.95	71.25
Third Quarter	75.99	57.41
Fourth Quarter	74.29	58.25
2012
First Quarter	76.34	72.56
Second Quarter	77.27	67.24
Third Quarter	75.51	69.38
Fourth Quarter	76.20	69.53
2013
First Quarter	86.62	73.65
Second Quarter	104.08	84.09
Third Quarter	119.38	101.47
Fourth Quarter	138.36	114.47
2014
First Quarter	144.37	121.40
Second Quarter	138.25	122.07
Third Quarter	129.74	118.34
Fourth Quarter	134.81	120.19
2015
First Quarter	158.31	127.53
Second Quarter	154.38	138.72
Third Quarter	148.49	125.49
Fourth Quarter	149.40	130.61
2016
First Quarter	141.07	108.44
Second Quarter	137.08	122.70
Third Quarter	135.96	126.70

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-12

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the Common Stock of the Boeing Company, the Common Stock of Qualcomm Incorporated and the Common Stock of Caterpillar Inc.

Fourth Quarter	157.81	132.25
2017
First Quarter	183.91	156.97
Second Quarter	202.23	175.62
Third Quarter	256.45	198.59
Fourth Quarter	297.90	255.46
2018
First Quarter	364.64	296.67
Second Quarter	371.56	322.44
Third Quarter	372.23	331.76
Fourth Quarter	392.30	294.16
2019
First Quarter	440.62	310.90
Second Quarter (through the pricing date)	395.86	337.37

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-13

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the Common Stock of the Boeing Company, the Common Stock of Qualcomm Incorporated and the Common Stock of Caterpillar Inc.

Qualcomm Incorporated

Qualcomm Incorporated is a company that develops foundational technologies used in mobile devices and other wireless products. This Underlying Stock trades on the Nasdaq under the symbol “QCOM.” The company’s CIK number is 00019528.

The following table shows the quarterly high and low Closing Market Prices of the shares of this Underlying Stock on its primary exchange from the first quarter of 2008 through May 28, 2019. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

	High ($)	Low ($)
2008
First Quarter	43.79	35.99
Second Quarter	50.36	41.19
Third Quarter	56.37	39.88
Fourth Quarter	42.30	29.21
2009
First Quarter	39.54	32.78
Second Quarter	46.34	39.36
Third Quarter	48.45	43.06
Fourth Quarter	46.86	40.68
2010
First Quarter	49.47	35.56
Second Quarter	43.29	32.84
Third Quarter	45.13	31.96
Fourth Quarter	49.99	43.89
2011
First Quarter	59.58	50.18
Second Quarter	58.59	52.25
Third Quarter	59.36	46.40
Fourth Quarter	57.40	47.65
2012
First Quarter	68.59	55.27
Second Quarter	68.33	53.56
Third Quarter	65.08	53.73
Fourth Quarter	64.35	57.43
2013
First Quarter	67.97	63.45
Second Quarter	67.29	59.89
Third Quarter	70.09	59.39
Fourth Quarter	74.25	65.71
2014
First Quarter	79.28	71.12
Second Quarter	81.32	77.61
Third Quarter	81.60	72.49
Fourth Quarter	78.51	69.26
2015
First Quarter	74.51	62.46
Second Quarter	71.06	62.62
Third Quarter	65.14	52.43
Fourth Quarter	60.87	46.83
2016
First Quarter	53.30	42.96
Second Quarter	55.98	50.03
Third Quarter	68.50	51.94

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-14

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the Common Stock of the Boeing Company, the Common Stock of Qualcomm Incorporated and the Common Stock of Caterpillar Inc.

Fourth Quarter	70.09	64.16
2017
First Quarter	66.88	52.66
Second Quarter	59.28	52.50
Third Quarter	56.81	49.64
Fourth Quarter	68.91	51.01
2018
First Quarter	68.67	53.66
Second Quarter	60.64	49.75
Third Quarter	75.09	55.33
Fourth Quarter	73.35	53.65
2019
First Quarter	58.00	49.40
Second Quarter (through the pricing date)	89.29	55.90

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-15

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the Common Stock of the Boeing Company, the Common Stock of Qualcomm Incorporated and the Common Stock of Caterpillar Inc.

Caterpillar Inc.

Alphabet Inc. is a company that manufactures construction and mining equipment. This Underlying Stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “CAT.” The company’s CIK number is 00100768.

The following table shows the quarterly high and low Closing Market Prices of the shares of this Underlying Stock on its primary exchange from the first quarter of 2008 through May 28, 2019. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

	High ($)	Low ($)
2008
First Quarter	78.29	62.47
Second Quarter	85.28	73.75
Third Quarter	74.98	59.6
Fourth Quarter	56.95	32.78
2009
First Quarter	46.91	22.17
Second Quarter	40.00	28.99
Third Quarter	54.34	30.29
Fourth Quarter	60.4	48.83
2010
First Quarter	64.13	50.78
Second Quarter	71.65	55.83
Third Quarter	79.99	59.18
Fourth Quarter	94.63	77.27
2011
First Quarter	111.53	92.75
Second Quarter	115.41	95.44
Third Quarter	111.63	73.84
Fourth Quarter	97.88	70.55
2012
First Quarter	116.2	93.98
Second Quarter	109.21	82.25
Third Quarter	93.94	79.64
Fourth Quarter	90.79	81.1
2013
First Quarter	99.49	86.64
Second Quarter	90.31	80.43
Third Quarter	88.17	81.85
Fourth Quarter	91.15	82.12
2014
First Quarter	99.39	86.17
Second Quarter	109.38	99.81
Third Quarter	111.40	99.03
Fourth Quarter	106.45	89.34
2015
First Quarter	91.88	78.45
Second Quarter	89.33	79.64
Third Quarter	84.46	63.79
Fourth Quarter	74.75	64.39
2016
First Quarter	76.54	57.91
Second Quarter	80.39	69.43
Third Quarter	88.77	74.38

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-16

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the Common Stock of the Boeing Company, the Common Stock of Qualcomm Incorporated and the Common Stock of Caterpillar Inc.

Fourth Quarter	97.33	81.11
2017
First Quarter	99.02	91.39
Second Quarter	107.60	92.27
Third Quarter	125.23	106.51
Fourth Quarter	158.42	124.72
2018
First Quarter	170.89	144.29
Second Quarter	158.92	134.61
Third Quarter	156.38	132.02
Fourth Quarter	158.22	112.34
2019
First Quarter	141.41	121.51
Second Quarter (through the pricing date)	142.74	121.59

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-17

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the Common Stock of the Boeing Company, the Common Stock of Qualcomm Incorporated and the Common Stock of Caterpillar Inc.

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the Notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Under our distribution agreement with BofAS, BofAS will purchase the Notes from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount. BofAS will sell the Notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the Notes to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same discount. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $967.50 per note.

BofAS and any of our other broker-dealer affiliates, may use this pricing supplement, and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. The selling agent may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

At BofAS’s discretion, for a short, undetermined initial period after the issuance of the Notes, BofAS may offer to buy the Notes in the secondary market at a price that may exceed the initial estimated value of the Notes. Any price offered by BofAS for the Notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Stocks and the remaining term of the Notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.

No Prospectus (as defined in Directive 2003/71/EC, as amended (the “Prospectus Directive”)) will be prepared in connection with these Notes. Accordingly, these Notes may not be offered to the public in any member state of the European Economic Area (the “EEA”), and any purchaser of these Notes who subsequently sells any of these Notes in any EEA member state must do so only in accordance with the requirements of the Prospectus Directive, as implemented in that member state.

The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the EEA. For these purposes, the expression “offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-18

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the Common Stock of the Boeing Company, the Common Stock of Qualcomm Incorporated and the Common Stock of Caterpillar Inc.

MLPF&S Reorganization

The current business of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) has been reorganized into two affiliated broker-dealers: MLPF&S and a new broker-dealer, BofAS. MLPF&S assigned its rights and obligations as selling agent for the Notes under our distribution agreement to BofAS effective on May 13, 2019 (“Transfer Date”). Effective on the Transfer Date, BofAS is the new legal entity for the institutional services that were previously provided by MLPF&S. As such, effective as of the Transfer Date, the institutional services historically provided by MLPF&S, including acting as selling agent for the Notes, acting as calculation agent for the Notes, acting as principal or agent in secondary market-making transactions for the Notes, estimating the value of the Notes using pricing models, and entering into hedging arrangements with respect to the Notes, are being provided by BofAS.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-19

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the Common Stock of the Boeing Company, the Common Stock of Qualcomm Incorporated and the Common Stock of Caterpillar Inc.

Structuring the Notes

The Notes are our debt securities, the return on which is linked to the performance of the Underlying Stocks. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked Notes, the economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked Notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of Notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Notes, along with the fees and charges associated with market-linked Notes, resulted in the initial estimated value of the Notes on the pricing date being less than their public offering price.

In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying Stocks, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page PS-8 above and “Supplemental Use of Proceeds” on page PS-16 of product supplement STOCK-1.

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BofA Finance and BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Note dated November 4, 2016 that represents the Notes (the “Master Note”) identifying the Notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, prospectus supplement and product supplement, all in accordance with the provisions of the indenture governing the Notes and the related guarantee, such Notes will be legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligations of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the Delaware Limited Liability Company Act and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the Notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the Notes and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated August 23, 2016, which has been filed as an exhibit to the Registration Statement of BofA Finance and BAC relating to the Notes and the related guarantees initially filed with the Securities and Exchange Commission on August 23, 2016.

Sidley Austin LLP, New York, New York, is acting as counsel to BofAS and as special tax counsel to BofA Finance and BAC.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-20

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the Common Stock of the Boeing Company, the Common Stock of Qualcomm Incorporated and the Common Stock of Caterpillar Inc.

U.S. Federal Income Tax Summary

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. In addition, any reference to “Morrison & Foerster LLP” in the aforementioned tax discussions in the accompanying prospectus and prospectus supplement should be read as a reference to “Sidley Austin LLP.” This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the Notes are issued by us, they will be treated as if they were issued by Bank of America Corporation for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to Bank of America Corporation unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, we intend to treat the Notes for all tax purposes as contingent income-bearing single financial contracts with respect to the Underlying Stocks and under the terms of the Notes, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Notes in accordance with such characterization. In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the Notes as contingent income-bearing single financial contracts with respect to the Underlying Stocks. However, Sidley Austin LLP has advised us that it is unable to conclude that it is more likely than not that this treatment will be upheld. This discussion assumes that the Notes constitute contingent income-bearing single financial contracts with respect to the Underlying Stocks for U.S. federal income tax purposes. If the Notes did not constitute contingent income-bearing single financial contracts, the tax consequences described below would be materially different.

This characterization of the Notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.

We will not attempt to ascertain whether the issuer of either of the Underlying Stocks would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of any Underlying Stock were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuers of the Underlying Stocks and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of any Underlying Stock is or becomes a PFIC or is or becomes a United States real property holding corporation.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-21

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the Common Stock of the Boeing Company, the Common Stock of Qualcomm Incorporated and the Common Stock of Caterpillar Inc.

U.S. Holders

Although the U.S. federal income tax treatment of any Contingent Coupon Payment on the Notes is uncertain, we intend to take the position, and the following discussion assumes, that any Contingent Coupon Payment constitutes taxable ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting. By purchasing the Notes you agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat any Contingent Coupon Payment as described in the preceding sentence.

Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the Notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing any Contingent Coupon Payment, which would be taxed as described above) and the U.S. Holder’s tax basis in the Notes. A U.S. Holder’s tax basis in the Notes will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

In addition, it is possible that the Notes could be treated as a unit consisting of a deposit and a put option written by the note holder, in which case the timing and character of income on the Notes would be affected significantly.

The IRS released Notice 2008-2 (the “Notice”), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Notes should be treated as ordinary gain or loss.

Non-U.S. Holders

Because the U.S. federal income tax treatment of the Notes (including any Contingent Coupon Payment) is uncertain, we will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made

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unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. The availability of a lower rate of withholding under an applicable income tax treaty will depend on whether such rate applies to the characterization of the payments under U.S. federal income tax laws. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes (not including, for the avoidance of doubt, amounts representing any Contingent Coupon Payments which would be subject to the rules discussed in the previous paragraph) upon the sale, exchange, or redemption of the Notes or their settlement at maturity, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.

If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any Contingent Coupon Payment and gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such Contingent Coupon Payment and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Stocks or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlying Stocks or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a note.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to

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payments made on the Notes.

Foreign Account Tax Compliance Act (“FATCA”)

The discussion in the accompanying prospectus under “U.S. Federal Income Tax Considerations – Foreign Account Tax Compliance Act” is hereby modified to reflect regulations proposed by Treasury indicating its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, settlement of maturity or other disposition of relevant financial instruments. Treasury has indicated that taxpayers may rely on these proposed regulations pending their finalization.

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Where You Can Find More Information

The terms and risks of the Notes are contained in this pricing supplement and in the following:

•	Product Supplement STOCK-1 dated November 30, 2016:

https://www.sec.gov/Archives/edgar/data/70858/000119312516780826/d304271d424b2.htm

•	Series A MTN prospectus supplement dated November 4, 2016 and prospectus dated November 4, 2016: https://www.sec.gov/Archives/edgar/data/70858/000119312516760144/d266649d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at sec.gov or obtained from BofAS by calling toll-free 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this pricing supplement, for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

As a result of the completion of the reorganization of the U.S. broker-dealer business, references to MLPF&S in the accompanying product supplement EQUITY-1, prospectus supplement and prospectus, as such references relate to MLPF&S’s institutional services, should now be read as references to BofAS.

The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally with all of our other senior unsecured debt, and the related guarantee will rank equally with all of BAC’s other senior unsecured debt. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

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